Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of April 23, 2020 is by and among Yiheng Capital Partners, L.P., Yiheng Capital, LLC, and Yuanshan Guo (collectively, the "Filers").

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or 13D with respect to Ordinary shares of Tuniu Corporation beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week's prior written notice (or such lesser period of notice as the Filers may mutually agree) to the other party.

Executed and delivered as of the date first above written.

Yiheng Capital, LLC

By:	/s/ Yuanshan Guo
Name:	Yuanshan Guo
Title:	Managing Member of Yiheng Capital, LLC, Portfolio Manager of Yiheng Capital Partners, L.P., and Individually